Exhibit 99.1

Media Contact:

Quiana Pinckney

Public Relations

HD Supply

Telephone: 770-852-9057

E-mail: quiana.pinckney@hdsupply.com

FOR IMMEDIATE RELEASE

HD Supply Enters Agreement to Sell its Industrial PVF Business

Atlanta, GA – March 12, 2012—HD Supply today announced that it has entered into a definitive agreement to sell its Industrial PVF business to Shale-Inland Holdings LLC, an affiliate of investment firms TowerBrook Capital Partners LP and The Stephens Group, LLC. The transaction is expected to close in March 2012, subject to obtaining customary approvals.

“After careful evaluation, we determined that divesting our Industrial PVF business is in the best interests of our company as we seek to continue strengthening our industry-leading businesses,” said Joe DeAngelo, CEO of HD Supply. “The Industrial PVF team, with the expertise of its many seasoned industry veterans, has done a tremendous job and they can be proud that this new chapter is the result of the momentum they have built and the success of their initiatives.”

HD Supply’s strong liquidity, with approximately $1.2 billion in available funds as of Jan. 29, 2012, provides ample capital to fund growth and meet its financial obligations. Once the sale is complete, the proceeds from the transaction will provide HD Supply with additional financial and strategic flexibility to further strengthen its portfolio of industry-leading businesses.

“As evidenced by HD Supply’s performance in 2011 and so far in 2012, we’re pleased with the strategic and financial results that the company has been able to achieve. We will continue to invest in our company to drive organic growth, review potential acquisitions that would fuel growth in adjacent verticals and product categories, as well as expand our geographic footprint,” added DeAngelo. “We remain committed to positioning HD Supply for future success by building our reputation in the marketplace, delivering quality products and providing outstanding customer service.”

HD Supply was advised by Deutsche Bank Securities Inc., lead financial advisor; Robert W. Baird & Co. Inc., financial advisor; and King & Spalding, lead legal advisor on the divestiture.

About HD Supply

HD Supply (www.hdsupply.com) is one of the largest industrial distribution companies in North America. Through a diverse portfolio of industry-leading businesses and more than 80 years of experience, the company provides a broad range of products and services to approximately 450,000 professional customers in the infrastructure and energy, maintenance, repair and improvement, and specialty construction markets. With approximately 680 locations across 45 states and nine Canadian provinces, the company’s 14,500 associates provide localized, customer-driven services including jobsite delivery, will call or direct-ship options, diversified logistics and innovative solutions that contribute to its customers’ success.

About TowerBrook Capital Partners LP

TowerBrook Capital Partners L.P. is an investment management firm with approximately $4.5 billion of capital under management. With offices in New York, London and San Francisco, the firm focuses on making investments in North American and European companies. TowerBrook primarily pursues control-oriented private equity investments in large and middle market companies, partnering with highly capable management teams, often in situations characterized by complexity. For more information, visit www.towerbrook.com.

About The Stephens Group, LLC

The Stephens Group, LLC, is a private, family-owned firm that invests its capital in private companies with exceptional management teams in growing industries. The principals of The Stephens Group have over 70 years of history in successfully investing in both minority and control positions across multiple industries. The Stephens Group, through its affiliates, has large positions in energy services, gas exploration and production, media, communications, consumer, manufacturing and other industries. For more information, visit www.stephensgroup.com.

###